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                                                                                                                        EXHIBIT 12.1


Neoware Systems, Inc.
Schedule of Ratio of Earnings to Fixed Charges



                                                                Fiscal Year ended June 30,
                                                  1999            2000            2001       2002        2003
                                               -----------------------------------------------------------------
Income (loss) from continuing operations       (2,795,709)     (2,112,011)      (468,463)  2,982,275   9,839,284

Add:
    Fixed Charges                                  83,357          25,746         45,372     105,154     114,207

Earnings as Adjusted                           (2,712,352)     (2,086,265)      (423,091)  3,087,429   9,953,491


Fixed Charges:
     Interest Expense                              65,691          17,026          6,400      26,753      31,539

Portion of rent under operating leases
 deemed by us to be representative of
 the interest factor                               17,666           8,720         38,972      78,401      82,668

Fixed Charges                                      83,357          25,746         45,372     105,154     114,207


Inadequate earnings to cover fixed charges     (2,795,709)     (2,112,011)      (468,463)          -           -

Ratio of earnings to fixed charges                      -               -              -          29          87
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                                                                  Fiscal Year ended June 30,
                                                  1999            2000            2001       2002        2003
                                             ------------------------------------------------------------------
Portion of rent attributable to interest:
400 Feheley Drive                                  17,666           8,720         38,972      48,696     37,986
410 Feheley Drive                                       -               -              -       1,932      8,279
Activ-e, Plymouth Meeting                               -               -              -      21,357     30,488
Germany                                                 -               -              -       6,416      5,914
                                             ------------------------------------------------------------------
                                                   17,666           8,720         38,972      78,401     82,668
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